Exhibit 10.29
EMPLOYMENT AGREEMENT
AGREEMENT, dated as of August 21, 2007 (the “Effective Date”) by and between NUCRYST Pharmaceuticals Corp. (together with its successors and assigns, the “Company”) and Thomas E. Gardner (the “Executive”);
W I T N E S S E T H :
WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;
WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and provisions of this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:
     1.   Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.
     2.   Term of Employment.  The Company hereby employs the Executive under this Agreement, and the Executive hereby accepts such employment, for the Term of Employment. The Term of Employment shall commence as of August 22, 2007 (the “Start Date”) and shall end on December 31, 2008; provided, however, that the Term of Employment shall thereafter be automatically extended for an unlimited number of additional one-year periods on the same terms unless either Party shall give the other written notice at least sixty (60) days prior to the then-scheduled date of expiration of the Term of Employment that such Party is electing not to so extend the Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated in strict accordance with the provisions of Section 8.
     3.   Positions, Duties and Location.
          (a)   During the Term of Employment, the Executive:
               (i)   shall serve as the President and Chief Executive Officer of the Company and as Chairman of its Board of Directors (the “Board”); shall have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions in a corporation of the size and nature of the Company; may be assigned such additional duties and responsibilities, consistent with the foregoing, as the Board may from time to time reasonably determine; and shall report solely and directly to the Board;
               (ii)   shall faithfully serve the Company and at all times act in and promote the best interests of the Company, shall devote substantially all of his business time and efforts to the Company and its Affiliates and shall not, without the prior approval of the Board, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company or business entity, provided that nothing herein shall preclude the Executive from: (A) serving on the boards of a reasonable number of trade associations and charitable organizations with the approval of the Board, such approval not to be unreasonably withheld, (B) engaging in charitable activities and community affairs, (C) accepting and fulfilling a reasonable number of speaking engagements, (D) serving on the boards of directors and holding the other positions disclosed in the Executive’s notification letter, dated the Start Date, to the Board, and (E) managing his personal investments and affairs (which may include serving as an officer, director or employee of a family held company); provided that such activities do not in the aggregate interfere with the proper performance of his duties and responsibilities hereunder, violate any provision hereof, or otherwise create any conflict of interest with respect to his duties and responsibilities hereunder; and
               (iii)   shall comply with all rules, regulations, policies and procedures of the Company as in effect from time to time, including the Company’s Code of Conduct, Whistleblower Policy, Disclosure Policy and Insider Trading Policy and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.
          (b)   During the Term of Employment, the Executive’s principal office, and place of employment, shall be in Wakefield, Massachusetts or such other location as may be determined by the Executive with the approval of the Board. The Executive acknowledges that he will be required to travel frequently to other locations in which the Company and its Affiliates conduct their activities, including Canada.
          (c)   During the Term of Employment, the Executive will promptly, fully and frankly disclose to the Company in writing:
               (i)   the nature and extent of any interest the Executive has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company; and
               (ii)   every office the Executive may hold or acquire, and every property the Executive may possess or acquire, whereby a duty or interest might be created directly or indirectly in conflict with the interest of the Company or with the Executive’s obligations under this Agreement.
     4.   Base Salary.  Commencing as of the Start Date, the Executive shall receive an annualized Base Salary of $400,000, payable in accordance with the regular payroll practices applicable to senior executives of the Company but no less frequently than monthly. The Base Salary shall be reviewed no less frequently than annually during the Term of Employment for increase in the discretion of the Board (or its Compensation Committee). The Base Salary shall not be decreased at any time, or for any purpose, during the Term of Employment (including, without limitation, for the purpose of determining benefits due under Section 8) without the prior written consent of the Executive. The Executive shall not receive any additional director fees for his service as a member of the Board.
     5.   Annual Incentive Awards.  The Executive shall be entitled to an annual incentive award in respect of each calendar year that ends during the Term of Employment if he meets or exceeds bonus criteria established as described below. The Executive’s annual target award opportunity shall be no less than 50% of his annualized Base Salary beginning with calendar year 2008, and the annual bonus criteria shall be as determined by the Board (or its Compensation Committee) in good faith and in consultation with the Executive. In lieu of a pro-rated annual incentive award for calendar year 2007, the Executive shall be granted Restricted Stock Units vesting on the Start Date under the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended (the “1998 Plan”), and pursuant to the terms and conditions of a Restricted Stock Unit Award Agreement in the form attached hereto as Exhibit B, in an amount equal to $100,000 based on the per share price of Company stock at the close of the NASDAQ market on August 21, 2007. The Executive shall be paid his annual incentive award in respect of each calendar year commencing with the 2008 calendar year no later than the earlier of (x) the date that other senior executives of the Company are paid their annual incentive awards for such year and (y) such date as soon as practicable after January 1 of the following year on which the Company has sufficiently final financial data to calculate the Executive’s annual incentive award, but in no event later than March 31 of the following year.
     6.   Long-Term Incentives.
     (a)   As of the Start Date, the Executive shall be granted nonqualified stock options under the 1998 Plan, and pursuant to the terms and conditions of a Stock Option Award Agreement in the form attached hereto as Exhibit C for the purchase of five hundred thousand (500,000) shares of the common stock of the Company (the “Shares”) at the NASDAQ market per share closing price on August 21, 2007. The stock options described in this Section 6(a) will vest and become exercisable in accordance with the following schedule: (i) options with respect to 166,667 Shares will vest and become exercisable on the Start Date, (ii) options with respect to 166,667 Shares will vest and become exercisable on the first anniversary of the Start Date, and (iii) options with respect to 166,666 Shares will vest and become exercisable on the second anniversary of the Start Date, provided (except to the extent otherwise provided in Section 8 below) that the Executive is employed by the Company on such vesting date. The stock options described in this Section 6(a) will expire on the earlier of (x) the tenth anniversary of the Start Date or (y) such earlier date as may be specified in this Agreement.
     (b)   If the Executive is employed by the Company on December 31, 2008, if neither the Executive nor the Company has given a notice of non-extension in accordance with Section 2 hereof and if in the judgment of the Board (or its Compensation Committee) such grant is appropriate in view of the Executive’s satisfactory performance, then the Executive shall be granted nonqualified stock options under the 1998 Plan and pursuant to the terms and conditions of a Stock Option Award Agreement in the form attached hereto as Exhibit C for the purchase of a number of Shares equal to the 2008 Grant Amount at the NASDAQ market per share closing price on December 31, 2008, or if such date falls within a trading blackout period under the Company’s Insider Trading Policy, then on the first business day following the expiration of such blackout period (the “2008 Option Grant Effective Date”). The “2008 Grant Amount” shall mean a number of shares such that, when added to the Restricted Stock Units granted to the Executive pursuant to Section 5 above and the stock options granted to the Executive pursuant to Section 6(a) above, the Executive will have received grants with respect to seven hundred thousand (700,000) shares pursuant to this Agreement. The stock options described in this Section 6(b) will vest and become exercisable in accordance with the following schedule: (i) options with respect to one-third of the Shares will vest and become exercisable on the 2008 Option Grant Effective Date, (ii) options with respect to one-third of the Shares will vest and become exercisable on the first anniversary of the Option Grant Effective Date, and (iii) options with respect to one-third of the Shares will vest and become exercisable on the second anniversary of the Option Grant Effective Date, provided (except to the extent otherwise provided in Section 8 below) that the Executive is employed by the Company on such vesting date. The stock options described in this Section 6(b) will expire on the earlier of (x) the tenth anniversary of the 2008 Option Grant Effective Date or (y) such earlier date as may be specified in this Agreement.
     (c)   During the Term of Employment, the Executive shall be eligible, in the Board’s sole discretion, for additional and other incentives (including, without limitation, additional Stock Option grants and participation in any bonus pool that may from time to time be put into effect in connection with any actual or potential sale of the Company or its business), at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company and appropriate in light of corresponding awards (if any) to other senior executives of the Company.
     7.   Other Benefits.
     (a)   Employee Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to senior executives of the Company, including, without limitation, pension, profit-sharing, income deferral, savings and other retirement plans or programs, medical, dental, vision, hearing, prescription drug, hospitalization, short term and long-term disability and life insurance plans and programs, accidental death and dismemberment protection, travel accident insurance, and any other employee benefit plans, programs or arrangements that may from time to time be made available, including any plans, programs or arrangements that supplement the above-listed types of plans, programs or arrangements, whether funded or unfunded; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements except as expressly set forth herein.
     (b)   Fringe Benefits, Perquisites and Vacations. During the Term of Employment, the Executive shall be entitled to participate in all fringe benefits and perquisites available to senior executives of the Company generally; shall be entitled to receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time provide; and shall be entitled to no less than twenty (20) days’ paid vacation per calendar year (which, if not used, may be carried over from year to year up to a maximum of twenty (20) days).
     (c)   Reimbursement of Business and Other Expenses. The Executive shall be promptly reimbursed for all expenses reasonably incurred by him in connection with his duties and responsibilities under this Agreement, subject to documentation in accordance with reasonable policies previously communicated to him in writing. The Company shall also, upon presentation of appropriate documentation, promptly pay the Executive up to a maximum of five thousand dollars ($5,000) per month for up to 12 months from the Start Date for temporary living expenses in the Boston area.
     8.   Termination of Employment.
     (a)   Termination Due to Death. In the event that the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:
          (i)   Base Salary for a period of 90 days following the date of death;
          (ii)   prompt payment of a Pro-Rata Annual Incentive Award for the year in which his death occurs;

          (iii)   full vesting, as of the date of death, of all Restricted Stock Units to the extent that such Restricted Stock Units were then scheduled to become vested on or before the first anniversary of the date of death; and
          (iv)   full vesting and exercisability, as of the date of death, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the first anniversary of the date of death, each such Stock Option to remain exercisable for the lesser of (x) one year following the date of death and (y) the remainder of its stated term.
     (b)   Termination Due to Disability. In the event that the Executive’s employment hereunder is terminated due to Disability, he shall be entitled to the following:
          (i)   prompt payment of a Pro-Rata Annual Incentive Award for the year in which his employment terminates;
          (ii)   full vesting, as of the Termination Date, of all Restricted Stock Units to the extent that such Restricted Stock Units were then scheduled to become vested on or before the first anniversary of the Termination Date; and
          (iii)   full vesting and exercisability, as of the Termination Date, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the first anniversary of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) one year following the Termination Date and (y) the remainder of its stated term.
     No termination of the Executive’s employment for Disability shall be effective unless the Party terminating his employment first gives 15 days’ written notice of such termination to the other Party. The Parties acknowledge that the definition of Disability contained in Exhibit A hereto differs from the definition of Disability contained in the Plan, and the Parties confirm their intent that the definition contained in Exhibit A govern for all purposes under this Agreement, including for purposes of determining the vesting and exercisability of Restricted Stock Units and Stock Options under this Section 8(b).
     (c)   Termination by the Company for Cause.
          (i)   No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless such termination is pursuant to the affirmative vote of a majority of the then members of the Company’s Board after a Board meeting at which the Executive has been given an opportunity to be heard on the question whether Cause exists. For purposes of this Agreement, “Cause” shall mean (A) the Executive’s willful and material breach of the terms of this Agreement; (B) the Executive’s commission of any felony or any crime involving moral turpitude; (C) gross neglect or gross misconduct by the Executive in connection with his position, duties or responsibilities hereunder; (D) the Executive’s willful and unjustified refusal to perform his duties hereunder; (E) theft, fraud, misappropriation or material dishonesty by the Executive involving the property or affairs of the Company; (F) the Executive’s chronic absenteeism; (G) the Executive’s lack or performance due to chronic alcoholism or other form of substance abuse; or (H) the failure of any of the Executive’s representations and warranties contained in Section 13(b)(ii) below to be true and correct, causing a third party to seek money damages or injunctive or other relief from the Company; provided, however, that the Executive shall be permitted ten (10) days’ written notice and opportunity to cure (assuming a cure can be effected within 10 days) prior to a termination based on clause (A), (D), (F) or (G).
          (ii)   In the event that the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 8(c)(i), he shall be entitled to (A) the continued right to exercise any Stock Options, to the extent that such Stock Options are vested or exercisable as of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) 30 days following the Termination Date and (y) the remainder of its stated term and (B) the benefits described in Section 8(h)(i).
     (d)   Termination Without Cause. In the event that the Executive’s employment hereunder is terminated by the Company, other than for Disability in accordance with Section 8(b), for Cause in accordance with Section 8(c)(i), or by expiration of the Term of Employment pursuant to notice of non-extension in accordance with Section 2 given by the Company, he shall be entitled to:
          (i)   an amount equal to one year’s Base Salary, at the annualized rate in effect on the Termination Date, payable in a lump sum within seven (7) days following the effective date of the Executive’s executed release of all claims against the Company;
          (ii)   prompt payment of a Pro-Rata Annual Incentive Award for the year in which his employment terminates; and
          (iii)   full vesting, as of the Termination Date, of all Restricted Stock Units to the extent that such Restricted Stock Units were then scheduled to become vested on or before the first anniversary of the Termination Date; and
          (iv)   full vesting and exercisability, as of the Termination Date, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the first anniversary of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) one year following the Termination Date and (y) the remainder of its stated term.
     (e)   Constructive Termination Without Cause. In the event that a Constructive Termination Without Cause occurs, the Executive shall have the same entitlements as provided under Section 8(d) for a termination by the Company without Cause.
     (f)   Voluntary Termination. In the event that the Executive terminates his employment hereunder prior to the then-scheduled expiration of the Term of Employment on his own initiative, other than for Disability or by a Constructive Termination Without Cause, he shall give the Company at least ninety (90) days’ written notice of such termination and shall have the same entitlements as provided in Section 8(c)(ii) in the case of a termination by the Company for Cause. A voluntary termination under this Section 8(f) shall not be deemed a breach of this Agreement.

     (g)   Expiration of Term of Employment. In the event that the Executive’s employment hereunder terminates by expiration of the Term of Employment pursuant to notice of non-extension from the Company in accordance with Section 2, the Executive shall be entitled to:
          (i)   the amount as provided in Section 8(d)(i) in the case of a termination by the Company without Cause;
          (ii)   the Executive’s incentive award in respect of his final year of employment, payable in accordance with Section 5 above;
          (iii)   full vesting, as of the Termination Date, of all Restricted Stock Units to the extent that such Restricted Stock Units were then scheduled to become vested on or before the first anniversary of the Termination Date; and
          (iv)   full vesting and exercisability, as of the Termination Date, for all outstanding Stock Options to the extent that such Stock Options were then scheduled to become vested or exercisable on or before the first anniversary of the Termination Date, each such Stock Option to remain exercisable for the lesser of (x) one year following the Termination Date and (y) the remainder of its stated term.
     (h)   Miscellaneous.
          (i)   On any termination of the Executive’s employment hereunder, he shall be entitled to:
               (A)   Base Salary through the Termination Date;
          (B)   a lump-sum payment in respect of accrued but unused vacation days at his Base Salary rate in effect as of the Termination Date;
          (C)   other or additional benefits in accordance with the applicable terms of applicable plans, programs and arrangements of the Company and its Affiliates (including, without limitation, those described in Sections 5, 6, 7, 9 and 10 of this Agreement and in any Stock Option or Restricted Stock Unit Award Agreement); and
          (D)   payment, promptly when due, of all amounts owed to him in connection with the termination, such payments to be made by wire transfer of same day funds to the extent reasonably requested by the Executive.
          (ii)   In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 8 are considered to be reasonable by the Company and are not in the nature of a penalty.
          (iii)   There shall be no contractual or similar restrictions on the Executive’s activities following the Termination Date other than as expressly set forth in this Agreement.

     9.   Change in Control.
     (a)   In the event that the Executive’s employment hereunder is terminated within 120 days prior to, or within 12 months following, a Change in Control in a termination that is governed by Section 8(d), 8(e) or 8(g) (relating to terminations without Cause or non-extension of this Agreement by the Company):
          (i)   in lieu of any amounts otherwise payable to the Executive under Section 8(d), 8(e) or 8(g), the Executive shall be entitled to an amount equal to two years’ Base Salary, at the annualized rate in effect on the Termination Date, payable in a lump sum within seven (7) days following the effective date of the Executive’s executed release of all claims against the Company;
          (ii)   any outstanding Stock Options shall become fully vested and exercisable and shall remain exercisable for the lesser of (x) one year following the Termination Date and (y) the stated term of such Stock Option;
          (iii)   any outstanding Restricted Stock Units shall become fully vested;
          (iv)   any other amounts, entitlements and benefits in which the Executive is not yet vested shall become fully vested (and thus nonforfeitable) to the extent that such vesting does not conflict with the applicable terms of the applicable benefit plans, programs and arrangements of the Company and its Affiliates; and
          (v)   the Executive shall be entitled to additional or other benefits (if any) in accordance with the applicable terms of applicable plans, programs and arrangements of the Company and its Affiliates.
     (b)   If the aggregate of all amounts and benefits due to the Executive, under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by the Executive in full, would constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after taxes, if the Executive received aggregate Change of Control Benefits equal to only three times the Executive’s “base amount”, as defined in and under Section 280G of the Code, less $1.00, then such cash Change of Control Benefits as the Executive shall select shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments (provided that reduction in such cash Change of Control Benefits can achieve this objective). The determinations with respect to this Section 9(b) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor will be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the Executive in consultation with the Company.
     (c)   It is possible that after the determinations and selections made pursuant to Section 9(b) the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the limitations provided in Section 9(b) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an

Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by a court of competent jurisdiction, or (ii) by the Auditor upon request by the Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 20 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.
     10.   Indemnification.
     (a)   Simultaneously with the execution and delivery of this Agreement, the Executive and the Company are entering into an Indemnity Agreement in the form attached hereto as Exhibit D (the “Indemnity Agreement”).
     (b)   During the Term of Employment and thereafter until the sixth anniversary of the Termination Date, the Company shall provide directors’ and officers’ liability insurance coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the directors’ and officers’ liability insurance coverage (if any) then being provided to any other present or former senior executive or director of the Company, provided that doing so does not, after the Term of Employment, increase the cost of such insurance to the Company by more than ten thousand dollars ($10,000) per annum.
     11.   Restrictive Covenants.
     (a)   Confidentiality, Disclosure of Information.
          (i)   The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company and its Affiliates or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term of Employment, or at any time thereafter, use, disclose, lecture upon, publish or permit to be known by any other person or entity any Confidential Information of the Company (except (w) to the Company, to any of its then current Affiliates, or to any authorized (or apparently authorized) agent or representative of the foregoing, (x) in connection with performing his duties hereunder, (y) when required to do so by law or by a court, governmental agency, legislative body or arbitrator with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (z) in confidence to an attorney or other professional advisor for the sole purpose of securing professional advice). In the event the Executive is requested or becomes legally compelled by subpoena or other similar legal process to disclose any Confidential Information, he will provide the Company with prompt written notice of such compulsion or other legal process so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11(a). In the event such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 11(a), the Executive will furnish only that portion of the Confidential Information that is legally required and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, information regarding plans for research, development, new products, marketing and selling, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), information about the skills and compensation of the Company’s employees, personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 11 by the Executive, regardless of whether the Executive continues to be employed by the Company.
          (ii)   It is also understood and agreed that the Company has received and in the future will receive information from third parties (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term of Employment and thereafter, the Executive agrees to hold Third Party Information in the strictest confidence and not to disclose Third Party Information to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or to use Third Party Information, except in connection with his work for the Company and in compliance with the Company’s obligations to third parties regarding confidentiality and use.
          (iii)   It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive’s possession or control, shall be returned to and left with the Company; provided that the Executive shall be entitled to retain (x) his personal rolodex and correspondence files, if, and to the extent that, such items do not contain Confidential Information and (y) documents relating to his compensation, entitlements and benefits.
     (b)   Inventions Discovered by Executive. The Executive shall promptly disclose to the Company any invention, improvement, discovery, trade secret, data, program, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by the Executive, either alone or jointly with others, during the Term of Employment (or, if based on any Confidential Information, at any time during or after the Term of Employment) (a) which pertains to any line of business activity, research or investigations of the Company, whether then conducted or then being planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which relates to or is suggested by any of the Executive’s work during the Term of Employment, whether or not during normal working hours. To the fullest extent permitted by applicable law, the Executive hereby assigns to the Company all of the

Executive’s right, title and interest in and to any such Inventions. During and after the Term of Employment, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation, during the Term of Employment, beyond the Executive’s agreed compensation and thereafter at the Company’s sole expense. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive’s employment with the Company and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section. This Section 11(b) shall survive the termination of the Executive’s employment under this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as reasonably requested by the Company.
     (c)   Non-Competition and Non-Solicitation. The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive will have access to the Company’s Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner and relating to the business of the Company belongs exclusively to the Company, including, but not limited to, any goodwill relating to the business of the Company that is created during the Term of Employment as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the Parties acknowledge and agree that the Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf during the Term of Employment.

In recognition of this, the Executive covenants and agrees that:
     (i)   During the Term of Employment, and for a period of one (1) year after the Termination Date, the Executive may not, without the prior written consent of an officer that has been authorized to give such consent by the Company’s Board, manage, operate, advise, invest in, give financial assistance to or otherwise engage or participate, directly or indirectly (whether as an officer, director, employee, agent, servant, owner, partner, principal, consultant, independent contractor, representative, stockholder, member or in any other capacity whatsoever) in, any business, enterprise or undertaking that carries on in any place throughout the world any business, work, research, development or investigation (collectively, “Business”) that competes with any Business carried on by the Company during or after the Term of Employment (“Competitive Business”) or that sells, offers, manufactures, distributes, develops or supplies anywhere throughout the world any products or services that compete with those sold, offered, manufactured, distributed or developed by the Company during or after the Term of Employment (“Competitive Products”); provided that the Executive may in any event (x) participate after the Termination Date in a Competitive Business or in a business offering Competitive Products if his association is with a separately managed and operated division, subsidiary or affiliate of such a business and such division, subsidiary or affiliate does not carry on a Competitive Business or offer Competitive Products and he has no business communications with employees of any division, subsidiary or affiliate of the business that does carry on a Competitive Business or offer Competitive Products regarding the business of the competitive division, subsidiary or affiliate, and (y) acquire, solely as an investment and through market purchases, and not as part of any control group, up to 2% of the outstanding securities of any publicly-traded entity.
     (ii)   During the Term of Employment, and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any person who is or was, at the time of or within six months prior to such enticement, solicitation or encouragement, a Company employee or independent contractor to the Company to leave the employ of the Company, to sever his engagement with the Company or to become affiliated with any business, enterprise or undertaking in which the Executive, directly or indirectly, has an interest, absent prior written consent to do so from an officer that has been authorized to give such consent by the Company’s Board.
     (iii)   During the Term of Employment, and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, solicit any customer, prospective customer, vendor, strategic partner or business associate of the Company for the purpose of offering Competitive Products or for the purpose of encouraging or enticing such Person to cease doing business with the Company, to reduce its relationship with the Company or to refrain from establishing or expanding a relationship with the Company.
     (d)   Provisions Necessary and Reasonable.
          (i)   The Executive agrees that (A) the provisions of Sections 11(a), 11(b) and 11(c) of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Inventions, and goodwill; (B) the specific temporal, geographic and substantive provisions set forth in Section 11(c) of this Agreement are reasonable and necessary to protect the Company’s business interests in part because the Company’s business is international in scope; and (C) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.

          (ii)   If any of the covenants contained in Sections 11(a), 11(b) and 11(c) hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.
          (iii)   If any of the covenants contained in Sections 11(a), 11(b) and 11(c) hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.
          (iv)   In the event of any actual or threatened breach by the Executive of any of the provisions of Sections 11(a), 11(b) and 11(c), the Company shall be entitled to seek an injunction restraining the Executive from violating such provision. The Parties agree that any such action may be initiated and maintained in the federal or state courts located in the State of Massachusetts, without posting any bond or security, and the Parties consent to the personal jurisdiction of such courts for such purpose. The seeking of any such injunction shall not affect the Company’s right to seek and obtain damages on account of any such actual or threatened breach.
     12.   Assignability; Binding Nature.
     (a)   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.
     (b)   No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a reconstruction, amalgamation, merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any reconstruction, amalgamation, merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.
     (c)   No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 15(d).
     13.   Representations.
     (a)   The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this

Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     (b)   The Executive represents and warrants that (i) the execution, delivery and performance of this Agreement by him do not violate any applicable law, regulation, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the execution, delivery and performance of this Agreement by him do not and will not violate or conflict with any contractual or other provision or restriction to which the Executive is subject or by which he may be bound, and (iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     14.   Notices.  Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person or (b), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 14, in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 14), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 14.

If to the Company:	NUCRYST Pharmaceuticals Corporation 10102 – 114 Street Fort Saskatchewan, Alberta Canada T8L 3W4 Attn: General Counsel

With a copy to:	Maureen W. McCarthy, Esq. 126 Waverly Place, #3E New York, NY 10011

If to the Executive:	The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term of Employment) at his principal office at the Company.

If to a beneficiary of the Executive:	The address most recently specified by the Executive or beneficiary.

     15.   Miscellaneous.
     (a)   Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy or arrangement of the Company or any of its Affiliates or any provision of any agreement, plan, or corporate governance document of any of them, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.
     (b)   Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to this Agreement and that is signed by the Executive and by an authorized officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
     (c)   Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     (d)   Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     (e)   Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.
     (f)   Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties as set forth in this Agreement, to the maximum extent possible.
     (g)   Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement taxes that are required to be withheld pursuant to any applicable law or regulation.
     (h)   Executive’s Acknowledgement. The Executive acknowledges that he fully understands the terms of this Agreement, that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts its terms as his own free act. The Executive further acknowledges that he has had the opportunity to seek the advice of counsel in connection with his entry into this Agreement.

     (i)   Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Massachusetts, without reference to principles of conflict of laws; provided, however, that the Indemnity Agreement, the Restricted Stock Unit Award Agreement and the Stock Option Award Agreements shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada. The Parties agree that any claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or any of its Affiliates, the Executive’s employment with the Company or the termination thereof may be initiated and maintained in the federal or state courts located in the State of Massachusetts, and the Parties consent to the personal jurisdiction of such courts. Claims arising out of or relating to the Indemnity Agreement, the Restricted Stock Unit Award Agreement and the Stock Option Award Agreement may be brought in the courts of the Province of Alberta, Canada, and the Parties consent to the personal jurisdiction of such courts for such purpose.
     (j)   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

NUCRYST Pharmaceuticals Corp.
By:
Name:
Title:

The Executive

Thomas E. Gardner

EXHIBIT A
DEFINITIONS
     a.   “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
     b.   “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibits.
     c.   “Associate” shall have the meaning ascribed to such term in the Business Corporations Act (Alberta), as the same may be amended from time to time, and any successor legislation thereto.
     d.   “Base Salary” shall mean the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.
     e.   “Change in Control” shall mean the occurrence of a transaction or series of transactions, either alone or in conjunction with other events or transactions, as a result of which:
     i.   any “person,” as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or any of his Associates or The Westaim Corporation [“Westaim”] or its Affiliates), becomes (directly or indirectly) a “beneficial owner,” as such term is currently used in Rule 13d-3 promulgated under that Act, of more than fifty percent (50%) of the Voting Securities of the Company (measured either by number of Voting Securities or by number of votes entitled to be cast), whether through the acquisition of previously issued and outstanding Voting Securities, or of Voting Securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, unless the acquisition of such Voting Securities is approved by a majority of Incumbent Directors (as defined below);
     ii.   fifty percent (50%) or more of the issued and outstanding Voting Securities become subject to a voting trust in which neither the Executive nor any or his Associates nor Westaim nor any of its Affiliates participate;
     iii.   a majority of the members of the Board are removed from office at any annual or special meeting of shareholders, or a majority of the directors of the Company (calculated without including the Executive) resign from office in the course of any 60-day period, unless the vacancies created thereby are either (A) filled by appointments made by the remaining members of the Board or (B) are filled by nominees proposed by the Board, the Executive or any of his Associates or Westaim; or
     iv.   (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, unless the holders of Voting Securities of the Company immediately prior to such combination, sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly and immediately following such Triggering Event, by reason of their ownership of Voting Securities of the Company immediately prior to such Triggering Event, more than fifty percent (50%) of the Voting Securities (measured both by number of securities and by voting power) of: (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to substantially all of the business and assets of the Company.
For purposes of the definition of Change in Control, the term “Incumbent Directors,” means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.
It is understood and agreed that no Change in Control shall be deemed to exist or occur as a result of any alteration in the current equity ownership of, or the current voting control over, the Company that is a direct consequence of Westaim’s realignment of its ownership interests in the Company, including but not limited to any transfer by Westaim of its interests; provided, however, that if Westaim transfers fifty percent (50%) or more of the issued and outstanding Voting Securities to a bona fide third party purchaser from Westaim in an arms’ length negotiated transaction, the occurrence of such transfer shall constitute a Change in Control.
     f.   “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.
     g.   “Company” shall have the meaning set forth in the preamble to this Agreement.
     h.   “Constructive Termination Without Cause” shall mean a termination by the Executive of his employment hereunder on 20 days’ written notice given by him to the Company following the occurrence of any of the following events without his express prior written consent, unless the Company shall have fully cured all grounds for such termination prior to the expiration of such 20-day notice period:
          i.   any failure to continue the Executive as the Chief Executive Officer of the Company and as a member of its Board;
          ii.   the appointment or election of any employee of the Company other than the Executive as Chairman of the Board of the Company;
          iii.   any material diminution in the Executive’s duties or authorities; or any change in the reporting structure so that the Executive reports to a Person or Persons other than the Board or its Chairman;
          iv.   any material breach by the Company of any of its obligations under Sections 3 through 7, 9 or 10 or of any of its representations or warranties in Section 13(a) or of any material term of, or representation in, the Indemnity Agreement or any Stock Option or Restricted Stock Unit agreement, equity grant agreement, or long-term incentive agreement; or
          v.   the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within 15 days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation or similar transaction.

     i.   “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 90 consecutive days or an aggregate of 120 days in any one year period, as determined by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Parties. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
     j.   “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
     k.   “Executive” shall have the meaning set forth in the preamble to this Agreement, as modified by Section 15(d).
     l.   “Parties” shall mean the Company and the Executive.
     m.   “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.
     n.   “Pro-Rata Annual Incentive Award” shall mean an amount equal to the product obtained by multiplying (x) the greater of (m) the Executive’s target annual incentive award for the year of termination (which target award shall, for this purpose, be deemed to be no less than 30% of his annualized Base Salary) and (n) the aggregate annual incentive award he earned from the Company for the prior year times (y) a fraction, the numerator of which is the number of days he was employed hereunder during the year of termination and the denominator of which is 365.
     o.   “Restricted Stock Units” shall mean any compensatory restricted securities of the Company or any of its Affiliates; any compensatory share units, phantom securities or analogous rights granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing securities or rights.
     p.   “Start Date” shall have the meaning specified in Section 2.
     q.   “Stock Option” shall mean any compensatory option to acquire securities of the Company or of any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing options or rights.
     r.   “Term of Employment” shall mean the period specified in Section 2.
     s.   “Termination Date” shall mean the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.
     t.   “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect one or more members of the Board of the issuer.

EXHIBIT B
NUCRYST PHARMACEUTICALS CORP.
RESTRICTED STOCK UNIT AWARD AGREEMENT
GRANT of Restricted Stock Units made on August ___, 2007 (the “Grant Date”)

TO:	Thomas E. Gardner (the “Participant”)

BY:	NUCRYST Pharmaceuticals Corp. (the “Company”)
     WHEREAS, on December 21, 2005, the Board of Directors of the Company (the “Board”) approved and adopted the Company’s 1998 Equity Incentive Plan (as amended) (the “Plan”) and the Plan was subsequently approved by the Toronto Stock Exchange; and
     WHEREAS, pursuant to the Plan, awards of Restricted Stock Units may be granted to persons including executives of the Company and members of the Board;
     WHEREAS, the Participant and the Company are parties to an Employment Agreement, dated as of August 21, 2007 (the “Employment Agreement”), whereby the Participant has agreed to serve, and the Company has agreed to engage the Participant, as the Company’s President and CEO and as Chairman of the Board, subject to the terms of the Employment Agreement; and
     WHEREAS, pursuant to the Employment Agreement and by resolution of the Board made on August ___ 2007, the Board granted the Restricted Stock Unit award provided for herein to the Participant in connection with the Participant’s services to the Company, such grant to be the subject of the terms set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.     Equity Incentive Plan
The grant by the Company to the Participant of Restricted Stock Units by this Award Agreement is made pursuant to the terms and conditions of the Plan. This Award Agreement and the terms and conditions of the grant of Restricted Stock Units are subject in all respects to the terms and conditions of the Plan, which is made a part of this Award Agreement. The Participant, by acceptance of this Award Agreement, agrees to be bound by the Plan (and any regulations that may be established under the Plan) and acknowledges receipt of a copy of the Plan and this Award Agreement. Terms that are defined in the Plan and not otherwise defined in this Award Agreement shall have the same meaning when used in this Award Agreement as in the Plan.
2.     Grant of Restricted Stock Units
The Company grants to the Participant, effective the Grant Date, _________ Restricted Stock Units (defined in the Plan and this Award Agreement as “Restricted Stock Units” or individually as a “Restricted Stock Unit”), subject to the terms and conditions of this Award Agreement and the Plan.

3.     Vesting and Restrictions
All of the Restricted Stock Units shall be 100% vested as of the Grant Date; provide however that none of such Restricted Stock Units or the underlying Common Shares may be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of by the Participant, whether voluntarily, involuntarily, or by operation of law (collectively, “Prohibited Dispositions”) until the expiration of the Restricted Period and any purported Prohibited Disposition shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute a Prohibited Disposition. The “Restricted Period” shall be the period commencing on the Grant Date and ending on ending on the date the Participant is no longer a director or an executive officer of the Company.
4.     Issuance of Common Shares
The Company shall register the name of the Participant as the owner of the Common Shares with respect to which the Restricted Stock Units relate, subject to the restrictions in this Award Agreement, and shall notify the person or entity maintaining the stock records of the Company of this Award Agreement and the terms, conditions, and restrictions applicable to such Common Shares (hereinafter called the “Restricted Shares”). Any stock certificates evidencing such Restricted Shares shall remain in the physical custody of the Company or a custodian designated by the Company until the restrictions described in section 3 of this Award Agreement lapse. After the restrictions in section 3 of this Award Agreement lapse, and subject to applicable withholding of taxes, one or more unlegended stock certificates in respect of the Restricted Shares shall be delivered to the Participant. For the avoidance of doubt, such delivery shall be made as soon as practicable after the expiration of the Restricted Period.
5.     Rights as a Stockholder; Dividends
The Participant shall be the record owner of the Restricted Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including without limitation, voting rights, if any, with respect to the Restricted Shares.
6.     Restrictive Legend
All stock certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
     TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE RESTRICTED STOCK AWARD AGREEMENT, DATED AUGUST ___, 2007 BETWEEN NUCRYST PHARMACEUTICALS CORP. AND THOMAS E. GARDNER. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF NUCRYST PHARMACEUTICALS CORP.
7.     Distributions and Adjustments
(a)	If there is any change in the number or character of the Common Shares (through merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or otherwise), prior to the conclusion of the Restricted Period, the Participant shall receive such number and type of securities or other consideration on the same basis and at the same time as other shareholders, provided that such securities or other consideration shall be subject to the same Restricted Period, if any, as the Restricted Shares to which such securities or other consideration relate are subject to, and shall be released from the Restricted Period at the same time as such Common Shares were to be released.
(b)	Any additional Common Shares, any other securities of the Company and any other property (other than cash dividends) distributed prior to the conclusion of the Restricted Period with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as apply to such Restricted Shares.
(c)	Any cash dividends payable prior to the conclusion of the Restricted Period with respect to the Restricted Shares shall be paid to, and retained by, the Participant as though the restrictions did not apply.
(d)	Any additional Common Shares, securities and other property distributed with respect to the Restricted Shares prior to the conclusion of the Restricted Period shall be promptly deposited with the Company or the custodian designated by the Company to be held in custody in accordance with section 4 of this Award Agreement and shall have affixed thereto the same legend as was affixed to the Restricted Shares in accordance with section 6 of this Award Agreement.
8.     Beneficiary
The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
9.     General Matters
(a)	Restricted Stock Units are not transferable or assignable

(b)	This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue to work for the Company (or any subsidiary of the Company), or of the Company (or any subsidiary of the Company) to continue to employ the Participant.

(c)	This Award Agreement, the Employment Agreement and the Plan constitute the entire agreement between the parties relating to the grant of Restricted Stock Units herein to the Participant and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistencies between this Award Agreement and the Plan, such matters shall be governed by the terms and provisions of the Plan.

(d)	For the grant of the Restricted Stock Units to be effective, this Award Agreement must be executed by the Participant and returned to the Company.

(e)	The Participant acknowledges that the Company may be required to disclose to the securities regulatory authorities, the Exchange or other regulatory authorities duly authorized to make such request, the name, address and telephone number of the Participant and the number of Restricted Stock Units granted. If required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, the Exchange or other regulatory authority, the Participant will, in a timely manner, execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings, and other documents with respect to the Restricted Stock Units as may be required or requested by the Company to enable the Company to comply with applicable securities legislation, regulations, rules, policies or orders or the requirements of any securities commission or other regulatory authority or the Exchange.

(f)	Time shall be of the essence in this Award Agreement.

(g)	This Award Agreement shall be governed by the laws of the Province of Alberta. The parties agree that any disputes under this Award Agreement shall be resolved by the courts of Alberta and each of the parties irrevocably attorn to the non-exclusive jurisdiction thereof with respect to all such matters and the transactions contemplated herein.

(h)	The Participant acknowledges that neither the Plan or this Award Agreement restricts the Company’s ability to conduct its business (including, but not limited to, such decisions as transactions with related parties, new product development efforts, cancellation of existing products, mergers and acquisitions, or corporate dissolution) regardless of the effect those decisions may have on the value of Restricted Stock Units.
The Company and the Participant have executed this Award Agreement on the ___day of August, 2007.

NUCRYST PHARMACEUTICALS CORP.
By:

Thomas E. Gardner (Participant)

EXHIBIT C
NUCRYST PHARMACEUTICALS CORP.
STOCK OPTION AWARD AGREEMENT
• GRANT of Options made as of ___, 200___(the “Grant Date”)

TO:	Thomas E. Gardner (the “Participant”)

BY:	NUCRYST Pharmaceuticals Corp. (the “Company”)
     WHEREAS, on December 21, 2005, the Board of Directors of the Company (the “Board”) approved and adopted the Company’s 1998 Equity Incentive Plan (as amended) (the “Plan”) and the Plan was subsequently approved by the Toronto Stock Exchange; and
     WHEREAS, pursuant to the Plan, awards of Options may be granted to persons including executives of the Company and members of the Board;
     WHEREAS, the Participant and the Company are parties to an Employment Agreement, dated as of August 21, 2007 (the “Employment Agreement”), whereby the Participant has agreed to serve, and the Company has agreed to engage the Participant, as the Company’s President and CEO and as Chairman of the Board, subject to the terms of the Employment Agreement; and
     WHEREAS, pursuant to the Employment Agreement and by resolution of the Board made on ______ ___, 200_, the Board approved a grant of Options provided for herein to the Participant, such grant to be effective the Grant Date and subject to the terms set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.     Equity Incentive Plan
The grant by the Company to the Participant of Options by this Award Agreement is made pursuant to the terms and conditions of the Plan. This Award Agreement and the terms and conditions of the grant of Options are subject in all respects to the terms and conditions of the Plan, which is made a part of this Award Agreement. The Participant, by acceptance of this Award Agreement, agrees to be bound by the Plan (and any regulations that may be established under the Plan) and acknowledges receipt of a copy of the Plan and this Award Agreement. Terms that are defined in the Plan and not otherwise defined in this Award Agreement shall have the same meaning when used in this Award Agreement as in the Plan.
2.     Grant of Options
The Company grants to the Participant, effective the Grant Date, _________options (defined in the Plan and this Award Agreement as “Options” or individually as an “Option”) to purchase Common Shares of the Company (which Common Shares, when purchased by the exercise of Options, are defined as “Optioned Shares”), subject to the terms and conditions of this Award Agreement and the Plan. The grant of Options herein is intended to be a grant of non-qualified stock options and shall not be treated or construed as a grant of an “incentive stock option” as that term is used in Code Section 422, or any successor provision thereof.

3.     Option Price
The exercise price of each Option (which is defined in the Plan as the “Option Price”) is $______.
4.     Expiry Date
The Options shall terminate on, and may not be exercised in whole or in part after, 5:00 p.m. (Edmonton, Alberta, Canada time) on _________[insert here the 10th anniversary of the Grant Date] (the “Expiry Date”), unless earlier terminated in accordance with the terms of the Plan or this Award Agreement.
5.     Vesting
Unless otherwise set forth in this Award Agreement, the Options shall vest and shall become exercisable:
(a)	as to 1/3 of the Options on the Grant Date;

(b)	as to 1/3 Options on the first anniversary of the Grant Date; and

(c)	as to 1/3 Options on the second anniversary of the Grant Date.
6.     Change of Control
Notwithstanding section 5 above, in the event that the Participant’s employment under the Employment Agreement is terminated prior to the Expiry Date and within 120 days prior to, or within 12 months following, a Change of Control in a termination governed by Section 8(d), 8(e) or 8(g) of the Employment Agreement (relating to terminations without cause or non-extension of the Employment Agreement by the Company), the Options shall immediately become fully vested and exercisable as to all the Optioned Shares and shall remain exercisable until the earlier of (x) one year following the date on which the Participant’s employment under the Employment Agreement terminates (the “Termination Date”) and (y) the Expiry Date. “Change of Control” shall have the meaning ascribed to such term in the Employment Agreement.
7.     Other Accelerated Vesting
Notwithstanding section 5 above, in the event that the Participant’s employment under the Employment Agreement terminates prior to the Expiry Date due to his death or Disability (as such term is defined in the Employment Agreement), or in the event that the Participant’s employment under the Employment Agreement is terminated prior to the Expiry Date in a termination governed by Section 8(d), 8(e) or 8(g) of the Employment Agreement (relating to terminations without cause or non-extension of the Employment Agreement by the Company) but not governed by section 6 above, the Options shall immediately become fully vested and exercisable to the extent that such Options were then scheduled to become vested or exercisable on or before the first anniversary of the Termination Date and shall remain exercisable until the earlier of (x) one year following the Termination Date and (y) the Expiry Date.
8.     Termination
If the Participant ceases to be employed under the Employment Agreement before the Expiry Date, then except as otherwise provided in sections 6 and 7 above, the vesting of all Options shall stop immediately upon the Termination Date, and any Options that have vested as at the Termination Date shall remain in force and can be exercised by the Participant in accordance with the following provisions:

(a)	If the Termination Date occurs for any reason other than the reasons described in sections 6 and 7 above, then the Participant will have 30 days after the Termination Date or until the Expiry Date (whichever is earlier) to exercise all or any portion of his vested Options.

(b)	If the Termination Date occurs by reason of death, Disability or any other reason described in section 6 or 7 above, then the Participant (or his personal legal representative) will have one year after the Termination Date or until the Expiry Date (whichever is earlier) to exercise all or any portion of his vested Options.
At the end of the periods specified above or the Expiry Date, whichever is earlier, all of the Options shall terminate and be of no further force or effect. “Termination Date” is defined in section 6 above, and in no event shall any period during which the Participant is in receipt of or entitled to be in receipt of severance pay serve to extend the Termination Date.
9.     Method of Exercise of Options and Payment
The Options shall be exercised (in accordance with the provisions of this Award Agreement and the Plan) from time to time by giving notice in writing to the Company and setting forth the number of Options being exercised. Such notice shall be accompanied by cash or certified check payable to the Company, or any other form of payment satisfactory to the Company, in the full amount of the purchase price for the Optioned Shares being purchased (such purchase price being equal to the number of Options being exercised times the Option Price) plus payment of any applicable federal, state, provincial or local taxes, or any other taxes which the Company may be obligated to collect as a result of the issue or transfer of Optioned Shares upon such exercise of the Options. The Participant shall provide the Company with any additional documents that the Company may require. As soon as reasonably practicable after the proper exercise of any Options, the Company shall issue to the Participant a share certificate representing the Optioned Shares acquired.
10.     Certain Adjustments
(a)	If there is any change in the number or character of the Common Shares (through merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or otherwise) prior to the Participant’s exercise of all of the Options, appropriate adjustments shall be made in the number or kind of securities subject to this Option, and/or in the exercise price or other terms and conditions applying to this Option, so as to avoid dilution or enlargement of the rights of the Participant under this Option and of the value represented by it.

(b)	If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting entity, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation (hereinafter referred to as a “Transaction”), in any case while any Options remain outstanding, (i) after the effective date of the Transaction this Option shall remain outstanding and shall be exercisable in Common Shares or, if applicable, shares of such stock or other securities, cash or property as the holders of Common Shares received pursuant to the terms of the Transaction; and (ii) the Company’s Board may, in its sole discretion subject to the applicable provisions of Code section 409A, accelerate the time for exercise of this Option, so that from and after a date prior to the effective date of the Transaction this Option shall be exercisable in full.

11.     General Matters
(a)	Options are not transferable or assignable.

(b)	This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue to work for the Company (or any subsidiary of the Company), or of the Company (or any subsidiary of the Company) to continue to employ the Participant.

(c)	The Participant acknowledges that the Company may be required to disclose to the securities regulatory authorities, the Exchange or other regulatory authorities duly authorized to make such request, the name, address and telephone number of the Participant and the number of Options granted. If required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, the Exchange or other regulatory authority, the Participant will, in a timely manner, execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings, and other documents with respect to the Options as may be required or requested by the Company to enable the Company to comply with applicable securities legislation, regulations, rules, policies or orders or the requirements of any securities commission or other regulatory authority or the Exchange.

(d)	This Award Agreement, the Employment Agreement and the Plan constitute the entire agreement between the parties relating to the grant of Options to the Participant and supersede all prior communications, representations and negotiations in respect thereto.

(e)	For the grant of the Options to be effective, this Award Agreement must be executed by the Participant and returned to the Company.

(f)	This Award Agreement shall be governed by the laws of the Province of Alberta. The parties agree that any disputes under this Award Agreement shall be resolved by the courts of Alberta and each of the parties irrevocably attorn to the non-exclusive jurisdiction thereof with respect to all such matters and the transactions contemplated herein.

(g)	Time shall be of the essence of this Award Agreement.

(h)	The Participant acknowledges that neither the Plan nor this Award Agreement restricts the Company’s ability to conduct its business (including, but not limited to, such decisions as transactions with related parties, new product development efforts, cancellation of existing products, mergers and acquisitions, or corporate dissolution) regardless of the effect those decisions may have on the value of Options.

(i)	The Participant shall not have any of the rights and privileges of a shareholder of the Company by virtue of being granted Options.
The Company and the Participant have executed this Award Agreement on the ___day of ___, 200_.

NUCRYST PHARMACEUTICALS CORP.
By:

Thomas E. Gardner (Participant)

EXHIBIT D
INDEMNITY AGREEMENT
THIS AGREEMENT made as of the 22nd day of August, 2007.
BETWEEN:
NUCRYST Pharmaceuticals Corp.
a corporation incorporated under the laws of Alberta
(the “Corporation”);
OF THE FIRST PART
- and-
Thomas E. Gardner, a businessman
(the “Executive”)
OF THE SECOND PART
WHEREAS:
A.     The Executive is an officer and/or director of the Corporation and/or a subsidiary, or associate or affiliate (as those terms are defined in the Business Corporations Act (Alberta)) of the Corporation, or a body corporate of which the Corporation is or was a shareholder or creditor or any other body corporate of which the Executive is an officer and/or director at the request of the Corporation (collectively referred to herein as a “Subsidiary”).
B.     The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Executive may be indemnified in respect of certain liabilities which the Executive may incur as a result of his acting as a director and/or officer of the Corporation or any Subsidiary;
     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the Executive serving as a director and/or officer of the Corporation or any Subsidiary, and the sum of ONE DOLLAR ($1.00) paid by the Executive to the Corporation (the receipt and sufficiency of which is acknowledged by the Corporation) and in consideration of the mutual promises and covenants herein contained, the parties agree as follows:
1.     General Indemnity
1.1     Except in respect of an action by or on behalf of the Corporation or any Subsidiary to procure a judgement in its favour, the Corporation agrees, to the full extent allowed by law, to indemnify and hold harmless the Executive, his heirs and legal representatives, from and against any and all costs, charges, expenses, fees, damages, or liabilities (including legal or other professional fees), without limitation, and whether incurred alone or jointly with others, which the Executive may suffer, sustain, incur or be required to pay arising out of or incurred in respect of any action, suit, proceeding, investigation or claim which may be brought, commenced, made, prosecuted or threatened against the

Executive or any of the other directors or officers of the Corporation or any Subsidiary or which the Executive may be required to participate in or provide evidence in respect of (any of the same hereinafter being referred to as a ‘Claim’) howsoever arising and whether arising in law, equity or under statute, regulation or governmental ordinance of any jurisdiction, for or in respect of any act, deed, matter or thing done, made, permitted or omitted by the Executive arising out of, or in connection with or incidental to the affairs of the Corporation or any Subsidiary or the exercise by the Executive of his powers or the performance of his duties as a director or officer of the Corporation or of any Subsidiary (of which he was in the past, is now, or in the future may become an officer or director) including, without limitation, any and all costs, charges, expenses, fees, damages, or liability which the Executive may suffer, sustain or incur or be required to pay in connection with investigating, initiating, defending, appealing, preparing for, providing evidence in, instructing and receiving the advice of his own or other counsel, or any amount paid to settle any claim or satisfy any judgment, fine or penalty, PROVIDED THAT the indemnity provided for herein will not be available to the extent that it is finally determined by a court of competent jurisdiction that in so acting:
(a)	the Executive was not acting honestly and in good faith with a view to the best interests of the Corporation or any Subsidiary (as the case may require); and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive did not have reasonable grounds for believing that his conduct was lawful.
1.2     With the approval of a competent court having jurisdiction, the Corporation shall indemnify the Executive, his heirs and legal representatives, in respect of an action by or on behalf of the Corporation or a Subsidiary to procure a judgment in its favour, to which the Executive is made a party by reason of being or having been a director or officer of the Corporation or any Subsidiary, from and against all losses, judgments, costs, charges and expenses, including any amount paid to settle the action or satisfy any judgment, actually or reasonably incurred by him in connection with or as a result of the said action provided that:
(a)	the Executive was acting honestly and in good faith with a view to the best interests of the Corporation or any Subsidiary; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.
2.     Specific Indemnity for Statutory Obligations
     Without limiting the generality of the provisions of Section 1 hereof, the Corporation agrees, to the full extent permitted by law, to indemnify and save the Executive harmless from and against any and all costs, charges, expenses, fees, and liabilities arising by operation of statute and incurred by or imposed upon the Executive in relation to the affairs of the Corporation or any Subsidiary in the Executive’s capacity as director or officer thereof, including but not limited to, all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional, or municipal.
3.     Taxation Indemnity
     Without limiting the generality of the provisions of Section 1 hereof, the Corporation agrees that the payment of any indemnity to or reimbursement of the Executive hereunder shall include any amount the Executive may be required to pay on account of applicable income or goods or services taxes arising out of the payment of such indemnity or reimbursement, provided however that any amount required to be paid with respect to such taxes shall be payable by the Corporation only upon such Executive remitting or being required to remit any amount payable on account of such taxes.
4.     Partial Indemnification
     If the Executive is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the costs, charges, expenses, fees, damages, or liabilities incurred in respect of any Claim, but not for the total amount thereof, the Corporation shall nevertheless indemnify the Executive for the portion hereof to which the Executive is determined by a court of competent jurisdiction to be entitled.
5.     No Presumption as to Absence of Good Faith
     The determination of any Claim by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Executive did not act honestly and in good faith with a view to the best interests of the Corporation or, in the case of a criminal or administrative action or proceeding, that he did not have reasonable grounds for believing that his conduct was lawful (unless the judgment or order of the Court specifically finds otherwise) or that the Executive had committed willful neglect or gross default.
6.     Determination of Right to Indemnification
     If the payment of an indemnity hereunder requires the approval of a court, under the provisions of the Business Corporations Act (Alberta) or otherwise, either the Corporation or the Executive may apply to a court of competent jurisdiction for an order approving such indemnity by the Corporation of the Executive pursuant to this Agreement.
7.     Pre-payment of Expenses
     Costs, charges, expenses, and fees incurred by the Executive in investigating, defending, appealing, preparing for, providing evidence in, instructing and receiving the advice of his counsel in regard to any Claim or other mater for which the Executive may be entitled to an indemnity or reimbursement hereunder shall, at the request of the Executive, be paid or reimbursed by the Corporation in advance or forthwith upon such amount being due and payable, it being understood and agreed that if it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, then the Executive shall indemnify and hold harmless the Corporation, for such amount, or the appropriate portion thereof, so paid or reimbursed.
8.     Other Rights and Remedies Unaffected
     The indemnification and payment provided in this Agreement shall not derogate from or exclude any rights to which the Executive may be entitled under any provision of the Business Corporations Act (Alberta) or otherwise at law, the articles or by-laws of the Corporation or any Subsidiary, this Agreement, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of his capacity as a director and/or officer of the Corporation or a Subsidiary, or as to matters arising out of any other capacity in which the Executive may act for or on behalf of the Corporation or any Subsidiary.

9.     Insurance
     Subject to availability at a reasonable cost to the Corporation, the Corporation shall, at its cost, purchase and maintain standard directors’ and officers’ liability insurance for the benefit of the Executive against any liability incurred by him,
9.1     in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation, or
9.2     in his capacity as a director or officer of a Subsidiary, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of that body corporate.
10.     Notices of the Proceedings
     The Executive shall give reasonable notice, in writing, to the Corporation upon his being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order, or other document commencing or continuing any Claim involving the Corporation or the Executive. The Corporation agrees to notify the Executive, in writing, forthwith upon it or any of its Subsidiaries being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order, or other document commencing or continuing any Claim involving the Executive.
11.     The Corporation and Executive to Cooperate
     The Corporation and the Executive shall, from time to time, provide such information and cooperation to the other, as the other may reasonably request, in respect of all matters hereunder.
12.     Effective Timing
     This Agreement shall be deemed to have effect as and from the first date that the Executive became a director and/or officer of the Corporation or of any Subsidiary.
13.     Extensions, Modifications
     This Agreement is absolute and unconditional and the obligations of the Corporation shall not be affected, discharged, impaired, mitigated, or released by the extension of time, indulgence or modification which the Executive may extend or make with any person regarding any Claim against the Executive in connection with his duty as director or officer of the Corporation or any Subsidiary or in respect of any liability incurred by him as a director or officer of the Corporation or any Subsidiary.
14.     Insolvency
     The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated, or released by reason of the discharge or release of the Executive in any bankruptcy, insolvency, receivership, or other similar proceeding of creditors.

15.     Multiple Proceedings
     No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defense to any further action or proceeding which may be brought under this Agreement.
16.     Modification
     No modification of this Agreement shall be valid unless the same is in writing and signed by the Corporation and the Executive.
17.     Termination
     The obligations of the Corporation shall not terminate or be released upon the Executive ceasing to act as a director or officer of the Corporation or any Subsidiary at any time or times. The Corporation’s obligations may be terminated or released only by a written instrument executed by the Executive.
18.     Notices
     Any notice to be given by one party to the other shall be sufficient if delivered by hand, deposited in any post office in Canada or the United States, registered, postage prepaid, or sent by means of electronic transmission, addressed, as the case may be:
(a)	to the Corporation at its registered office, which as of the date hereof is:

NUCRYST Pharmaceuticals Corp. 10102 – 114th Street Fort Saskatchewan, Alberta Canada T8L 3W4 Attention: Vice President, General Counsel & Corporate Secretary Tel: (780) 992-5626 Fax: (780) 992-5601

with a copy to:

NUCRYST Pharmaceuticals 50 Audubon Road, Suite B Wakefield, Massachusetts USA 01880 Attention: President Fax: (781) 246-6012

(b)	to the Executive at his most current address shown in the records of the Corporation, which as of the date hereof is:

Tel: ___________________________

or at such other address of which notice is given by the parties pursuant to the provisions of this section. Such notice shall be deemed to have been received when delivered, if delivered, and if mailed, on the fifth business day (exclusive of Saturdays, Sundays and statutory holidays) after the date of mailing. Any notice sent by means of electronic transmission shall be deemed to have been given and received on the day it is transmitted, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the next business day following. In the case of an interruption of the postal service, all notices or other communications shall be delivered or sent by means of electronic transmission as provided above.
19.     Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and all disputes arising under this Agreement shall be referred to and the parties hereto irrevocably attorn to the jurisdiction of the courts of Alberta. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.
20.     Further Assurances
     The Corporation and the Executive agree that they shall do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Executive the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement.
21.     Interpretation
     Wherever the singular or masculine are used in this Agreement, the same shall be construed as meaning the plural or the feminine or body corporate and whenever the plural is used in this Agreement the same shall be construed as meaning the singular.
22.     Invalid Terms Severable
     If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the offending provision(s) shall be read down to the extent necessary to make it or them valid and enforceable or, if not capable of being read down, shall be severed from the balance of this Agreement and the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by the offending provisions, provided that the Agreement remains substantially capable of performance without adversely affecting the rights of the parties.
23.     Binding Effect
     All of the agreements, conditions and terms of this Agreement shall extend to and be binding upon the Corporation and its successors and assigns, including any entity continuing as a result of any reorganization of the Corporation (such as amalgamation, merger or arrangement) and shall enure to the benefit of and may be enforced by the Executive and his heirs, executors, administrators, and other legal representatives, successors and assigns.

24.     Independent Legal Advice
     The Executive acknowledges that he has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly waived such advice, and that he is entering into this Agreement with full knowledge of the contents hereof, of his own free will and with full capacity and authority to do so.
25.     Power and Authority of the Corporation
     The Corporation represents and warrants to the Executive that this Agreement, when executed and delivered by the Corporation, will constitute a legal, valid and binding obligation of the Corporation and, subject to the provisions of the Business Corporations Act (Alberta) and to any approval of the Court required thereunder, that this Agreement and the obligations hereunder are enforceable against the Corporation in accordance with the terms hereof and that the execution and delivery of this Agreement and the performance thereof by the Corporation has been duly and properly authorized by all necessary corporate action.
26.     Legal Fees
     Any reference in this Agreement to “fees” shall without limitation include legal fees, and legal fees shall without limitation include all court costs and expenses and all reasonable legal fees and disbursements on a solicitor and own client full indemnity basis. If any action is instituted by the Executive under this Agreement to enforce or interpret any terms hereof then the Executive shall be entitled to be paid all fees incurred by the Executive with respect to such action, unless as part of such action, the court of competent jurisdiction determines that the assertions made by the Executive as a basis for such action are not made in good faith or were frivolous.
     IN WITNESS WHEREOF the Corporation and the Executive have hereunto set their hands and seals effective as of the day and year first above written.

NUCRYST PHARMACEUTICALS CORP.
Per:

THOMAS E. GARDNER